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                                                                    EXHIBIT 99.2

                                              NEWS RELEASE
                                              FOR IMMEDIATE RELEASE

                                              CONTACT:  MERILYN H. HERBERT
                                              VICE PRESIDENT, INVESTOR RELATIONS
                                              (615) 370-1377



                  PROVINCE HEALTHCARE ANNOUNCES ACQUISITION OF
                               LOUISIANA HOSPITAL

         Brentwood, Tenn., September 10, 2001 -- Province Healthcare Company (Nasdaq: PRHC-news) today announced the signing of a definitive agreement to acquire, through a long-term lease, Lakewood Medical Center in Morgan City, Louisiana. The 168-bed hospital will be acquired from the Hospital Service District No. 2 of the Parish of St. Mary for approximately $14.6 million.

         Lakewood Medical Center had revenues in its last fiscal year of approximately $20.0 million. The sale is expected to close October 31, 2001, following a public referendum scheduled for October 20, 2001, and subject to closing conditions specific to this transaction. Additionally, Province Healthcare will manage the hospital until closing the acquisition.

         Martin S. Rash, Chairman and Chief Executive Officer of Province said, "Lakewood Medical Center is a most attractive acquisition for our Company. The facility is in excellent condition, has a service area of approximately 82,000 people, and is the only hospital in the community of Morgan City. By bringing new services, state-of-the-art equipment and additional, highly-qualified physicians to the community, the residents will be able to obtain their healthcare at home."

         Province Healthcare is a provider of health care services in attractive non-urban markets in the United States. The Company owns or leases 16 general acute care hospitals in 11 states with a total of 1,758 licensed beds. The Company also provides management services to 36 primarily non-urban hospitals in 13 states with a total of 2,981 licensed beds.

CONTACT: Merilyn H. Herbert, Province Healthcare Company (PRHC) at
         (615) 370-1377